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                                                                       Exhibit 3
                               ANSALDO SIGNAL N.V.


                                                                         Contact
                                                                         -------
                                                               Gregory M. Babicz
                                                           Phone: (412) 688-2459
                                                             Fax: (412) 688-2660




ANSALDO SIGNAL SUPERVISORY BOARD APPOINTS
INDEPENDENT COMMITTEE TO EVALUATE OFFER OF
ANSALDO TRASPORTI S.p.A.

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January 24, 2000 (Schiphol, The Netherlands)

As anticipated, the Supervisory Board of the Company met today to consider the letter received from Ansaldo Trasporti S.p.A., the Company's majority shareholder, proposing that it purchase the remaining 18.3% of outstanding Common Shares of the Company at a price per share of $3.80. At the meeting, the Board resolved to appoint an independent committee consisting of the Company's two disinterested directors, Messrs. Rosenfeld and Santo, to evaluate and analyze the fairness of Ansaldo Trasporti's offer. The Board authorized the independent committee to retain independent counsel and investment bankers to assist it in evaluating this transaction.

No assurance can be given with respect to whether any transaction will occur. Ansaldo Signal does not intend to disclose any details of any discussions relating to the transaction pending their outcome.

Ansaldo Signal N.V. is a leader in the design, manufacture and service of signaling, automation and control equipment and systems for the railroad and mass transit industries worldwide.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to uncertainties that could cause actual events to differ from those in the statements, including, without limitation, the outcome of negotiations with Ansaldo Trasporti S.p.A. or adverse business, regulatory or economic developments.

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                       [Letterhead of Ansaldo Signal N.V.]


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